CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-162508 on Form S-8 of our report dated March 24, 2010 on the audited financial statements of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries, which appears in the annual report on Form 10-K of NIVS IntelliMedia Technology Group, Inc. for the year ended December 31, 2009.

/s/MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

March 24, 2010